Exhibit 4.1

Loan Agreement dated May 23, 2012 between Badger Meter, Inc. and BMO Harris Bank NA relating to Badger Meter, Inc.’s credit agreement.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of this 23rd day of May, 2012, by and between BADGER METER, INC., a Wisconsin corporation (the “Company”), and BMO HARRIS BANK N.A. (the “Bank”).

RECITALS

The Company has requested that the Bank extend credit in the aggregate amount not to exceed $125,000,000, and the Bank has agreed to extend credit to the Company upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the receipt and sufficiency of all such consideration being hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1 DEFINITIONS AND TERMS

1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Credit Agreement, as amended, supplemented, modified or extended from time to time.

“Applicable Margin” shall mean, for each Loan, the percentage set forth under the relevant column heading in the following table by reference to (a) Consolidated Senior Funded Indebtedness outstanding on the last day of the most recently completed fiscal quarter, to (b) Consolidated EBITDA computed as of the last day of the most recently completed fiscal quarter based on the four fiscal quarters ending on such date as follows:

Tier	Consolidated Senior Funded Indebtedness to Consolidated EBITDA Ratio	Applicable Margin for Revolving Loans, and Foreign Currency Revolving Loans
I	< 1.0 to 1.0	1.125%
II	≥ 1.0 to 1 but < 2.0 to 1.0	1.350%
III	≥ 2.0 to 1.0	1.500%

The ratio of Consolidated Senior Funded Indebtedness to Consolidated EBITDA shall be calculated by the Company as of the end of each fiscal quarter and shall be reported to the Bank pursuant to a certificate delivered in accordance with Section 5.1(c) hereof. Commencing with the fiscal quarter ending June 30, 2012, and continuing with each fiscal quarter ending thereafter, the Applicable Margin shall be adjusted, if necessary, as of the first Business Day of the month following the date on which the certificate is delivered to the Bank pursuant to Section 5.1(c) and shall remain in effect until the next adjustment to be effected pursuant hereto. For the period from the date of this Agreement through June 30, 2012, the Applicable Margin for each Loan shall be the rate set forth in Tier II for such Loan. If any certificate referred to above is not delivered within the time periods specified in Section 5.1, then, from the date such certificate was due and continuing until three (3) Business Days following the date on which such certificate is delivered, the Applicable Margin for each Loan shall be the rate set forth in Tier III for such Loan.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Date” shall have the meaning assigned in Section 2.3.

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in Milwaukee, Wisconsin are authorized or required by law to remain open; provided, however, that when used in connection with Loans bearing interest at the LIBOR Rate, the term “Business Day” shall also exclude any day on which bank are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of any of the following: (a) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 but excluding any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than twenty-five percent (25%) of the total voting power in the aggregate of all classes of the Voting Securities of the Company then outstanding, or (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the directors of the Company then in office unless (i) such new directors were elected or nominated by a majority of the directors of the Company who constituted the board of directors of the Company at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Commitments” shall mean the Revolving Commitment and the Foreign Currency Revolving Commitment, and each is a “Commitment”.

“Company Financial Statements” shall have the meaning assigned in Section 3.4.

“Compliance Certificate” shall mean a certificate, substantially in the form of Exhibit D.

“Computation Date” shall have the meaning assigned in Section 2.4(b).

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (i) current and deferred income taxes, plus (ii) Consolidated Interest Expense, plus (iii) depreciation, plus (iv) amortization, all calculated in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” shall mean at any time the aggregate Dollar amount of interest-bearing Consolidated Indebtedness of the Company and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, including the face amount of all outstanding letters of credit and the full stated amount of all outstanding commercial paper.

“Consolidated Indebtedness” shall mean at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” shall mean, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” shall mean, with reference to any period, the Net Income (or Net Loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Senior Funded Indebtedness” shall mean at any time the aggregate Dollar amount of Consolidated Funded Indebtedness which is not subordinated to the Loans.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollar Amount” of any currency at any date shall mean the equivalent in Dollars of such amount if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Bank for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.4(b).

“Dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean May 23, 2012.

“Environmental Law” means any and all present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” shall mean (a) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (b) all warrants, options or other rights to acquire any Equity Interest set forth in the foregoing clause (a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company and any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived, (c) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by the Company, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (f) the receipt by the Company, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” and/or “EUR” shall mean the single currency for any participating member state of the European Union.

“Euro Index Rate” shall mean, for any applicable Interest Period, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted to the Bank as the rate at which Euro deposits are offered to the Bank two (2) Business Days prior to the commencement of the applicable Interest Period in the London interbank offered rate market as at or about 9:00 a.m., Milwaukee, Wisconsin time, for delivery on the first day of the applicable Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of such Loan for such Interest Period. The Euro Rate shall be determined by the Bank in accordance with the terms of this Agreement. The Bank currently uses the British Bankers Association to provide information with respect to the London interbank market, but the Bank may change the service providing such information at any time. Each such determination shall be conclusive and binding upon the parties in the absence of demonstrable error.

“Euro Rate” shall mean the Euro Index Rate plus the Applicable Margin.

“Event of Default” shall have the meaning assigned in Section 7.1.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Currency Revolving Loans” shall mean loans to the Company pursuant to the Foreign Currency Revolving Commitment and Section 2.2, as evidenced by the Foreign Currency Revolving Credit Note.

“Foreign Currency Revolving Commitment” shall mean the obligation of the Bank to make Foreign Currency Revolving Loans to the Company in an aggregate Dollar amount not exceeding $5,000,000.

“Foreign Currency Revolving Credit Note” shall mean the promissory note from the Company to each Bank in the form of Exhibit B evidencing the Foreign Currency Revolving Loans, as amended, supplemented, modified or extended from time to time.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Government Authority” shall mean the government of the United States of America, and any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” shall mean Badger Meter Europe GmbH, Badger Meter de Mexico, SA de CV and Racine Federated, Inc., and any other direct or indirect Subsidiary of the Company that may now or hereafter guaranty the Obligations.

“Guaranty” shall mean the Guaranty in the form of Exhibit C of the Guarantors in favor of the Bank, as amended, supplemented, modified or extended, from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) the Revolving Loans and all other indebtedness for borrowed money; (b) Capital Lease Obligations; (c) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptances, letters of credit or similar facilities; (d) all other obligations which are evidenced by notes, bonds, debentures or other similar instruments; and (e) indebtedness of another Person guaranteed in any manner by the Company or a Subsidiary.

“Indemnitee” shall have the meaning assigned in Section 8.2.

“Interest Payment Date” shall mean the first day of each month.

“Interest Period” means, as to each Foreign Currency Revolving Loan, the period commencing on the date such Loan is disbursed or continued and ending on the date one, two or three months thereafter, or to the extent agreed to by the Bank, such longer period in additional thirty day increments; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Termination Date for Foreign Currency Revolving Loans.

“LIBOR Index Rate” shall mean the annual rate equal to the rate at which U.S. Dollar deposits are offered for a thirty (30) day period as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by the Bank (such as Reuters, Bloomberg or Moneyline Telerate). This rate will change on the first day of each calendar month on or about 9 a.m., Milwaukee, Wisconsin time. If BBA LIBOR for the selected period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for the selected period and reported by the selected news service.

“LIBOR Rate” shall mean the LIBOR Index Rate plus the Applicable Margin.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Request” shall have the meaning assigned in Section 2.3.

“Loans” shall mean the Revolving Loans and the Foreign Currency Revolving Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in (a) the financial condition, operations, business or property of (i) the Company or (ii) the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or any Related Document to which it is a party, or (c) the validity or enforceability of this Agreement or any Related Document or the rights or remedies of the Bank hereunder or thereunder.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, business or property of (i) the Company or (ii) the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or any Related Document to which it is a party, or (c) the validity or enforceability of this Agreement or any Related Document or the rights or remedies of the Bank hereunder or thereunder.

“Maximum Available Loan Commitment” shall mean, for any Loan, an amount equal to the excess (if any) of (a) the applicable Commitment, minus (b) the outstanding principal amount of all Loans pursuant to the applicable Commitment and, with respect to the Revolving Commitment, the face amount of any commercial paper.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” or “Net Loss” shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of gains or losses from the sale of capital assets and other extraordinary gains or losses.

“Notes” shall, collectively, mean the Revolving Credit Note and the Foreign Currency Note, and any note(s) issued in substitution, replacement or renewal thereof.

“Obligations” shall mean the Loans, all mandatory prepayments, all fees, costs and expenses, all Rate Management Obligations of the Company, all liabilities of the Company to the Bank under this Agreement and the Related Documents, and all other Indebtedness of the Company to the Banks or any of its Affiliates, whether or not evidenced by this Agreement or the Related Documents.

“OFAC” shall have the meaning assigned in Section 8.14.

“Participant” shall have the meaning assigned in Section 8.3.

“Patriot Act” shall have the meaning assigned in Section 8.14.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Liens” shall mean: (a) Liens for taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; and (d) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of such property solely for the purposes of securing the Indebtedness incurred to finance the cost of such property, provided no such Lien shall extend to any property other than the property so acquired and identifiable proceeds.

“Person” shall mean an individual, partnership, corporation, limited liability company or partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, any Subsidiary or any ERISA Affiliate is (or, it such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the interest rate publicly announced by the Bank from time to time in Milwaukee, Wisconsin as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which the Bank lends to other Persons. Any change in the Prime Rate shall become effective as of the opening of business on the day on which such change is publicly announced by the Bank.

“Related Documents” shall mean the Notes, the Guaranties and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, any Subsidiary or any Guarantor in connection with any Rate Management Transaction (including, as applicable, any ISDA Master Agreement and each schedule, transaction and confirmation relating to or entered into under the ISDA Master Agreement or under any other such agreement) including all deliveries under Section 4.1 hereof or in connection with any of the other Obligations or the transactions contemplated under this Agreement, all as amended, supplemented, modified or extended from time to time.

“Rate Management Obligations” shall mean any and all debts, obligations and liabilities of a Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and any Bank or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Revolving Loans” shall mean loans to the Company pursuant to the Revolving Commitment and Section 2.1, as evidenced by the Revolving Credit Note.

“Revolving Commitment” shall mean the obligation of the Bank to make Revolving Loans to the Company in an aggregate amount not exceeding $120,000,000, as reduced from time to time pursuant to the terms hereof.

“Revolving Credit Note” shall mean the promissory note from the Company to each Bank in the form of Exhibit A evidencing the Revolving Loans, as amended, supplemented, modified or extended from time to time.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Subsidiary” shall mean as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (a) in respect of a corporation, owns or controls more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more that fifty percent (50%) of the profits and losses, however determined. Unless the context otherwise requires, any reference to a Subsidiary shall be deemed to refer to a Subsidiary of the Company.

“Tax” shall mean any present or future tax, levy, assessment, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Termination Date” shall mean, (a) as to the Revolving Loans, May 23, 2015, and (b) as to the Foreign Currency Revolving Loans, May 23, 2013; or such earlier date on which the Commitments shall terminate pursuant to the terms hereof.

“Transactions” shall mean (a) the execution, delivery and performance by the Company and each Guarantor of this Agreement and the Related Documents to which they are a party, (b) the borrowing of the Loans, and (c) the use of proceeds of the Loans.

“Voting Securities” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Accounting and Financial Determinations. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements. If any change in generally accepted accounting principles from those applied in the preparation of the financial statements referred to in Section 5.1 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the American Institute of Certified Public Accountants (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place. When used herein, the term “financial statement” shall include balance sheets, statements of earnings, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated basis, unless otherwise specified.

1.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

1.4. Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

SECTION 2 THE CREDITS

2.1. Revolving Commitment. From and including the Effective Date and prior to the Termination Date for Revolving Loans, and so long as no Default is in existence, the Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Company from time to time in Dollars in amounts not to exceed in the aggregate at any one time outstanding of the Revolving Commitment. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow at any time prior to the Termination Date for Revolving Loans. The Revolving Commitment shall expire on the Termination Date for Revolving Loans.

2.2. Foreign Currency Revolving Commitment. From and including the Effective Date and prior to the Termination Date for Foreign Currency Revolving Loans, and so long as no Default is in existence, the Bank agrees, on the terms and conditions set forth in this Agreement, to make Foreign Currency Revolving Loans to the Company from time to time in euro in amounts not to exceed in the aggregate at any one time outstanding of the Foreign Currency Revolving Commitment. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow at any time prior to the Termination Date for Foreign Currency Revolving Loans, provided that payments on any Foreign Currency Revolving Loan may be made only at the end of the applicable Interest Period. The Foreign Currency Revolving Commitment shall expire on the Termination Date for Foreign Currency Revolving Loans.

2.3. Procedures for Revolving Loans and Foreign Currency Revolving Loans.

(a) The Company may obtain Revolving Loans or Foreign Currency Revolving Loans under this Agreement only as provided in this Section 2.3. The Company shall give the Bank notice of any Revolving Loan or Foreign Currency Revolving Loan requested under this Agreement (the “Loan Request”) specifying the date the Revolving Loan is to be made to the Company (which shall be a Business Day) (the “Borrowing Date”), the amount of the Loans requested and, with respect to a Foreign Currency

Revolving Loan, the Interest Period. Each Loan Request shall be received by the Bank not later than 12:00 Noon (Milwaukee, Wisconsin time) on the requested Borrowing Date for a Revolving Loan and by 12:00 Noon (Milwaukee, Wisconsin time) three (3) Business Days before the Borrowing Date for a Foreign Currency Revolving Loan.

No Loan Request shall be modified, altered or amended without the prior written consent of the Bank.

(b) All Loan Requests shall be in writing unless the Bank agrees to accept telephonic requests or as otherwise mutually agreed to by the Company and the Bank. The Loan Requests shall be on forms approved by the Bank.

(c) Each Loan (other than Foreign Currency Revolving Loans) shall be in the principal amount of the lesser of (i) $1,000,000 or a multiple of $500,000 thereof or (ii) the applicable Maximum Available Loan Commitment. Each Foreign Currency Revolving Loan shall be in a minimum amount of €250,000 (and in multiples of €50,000 in excess thereof), provided however, that any such Foreign Currency Revolving Loan may be in an amount of the unused Foreign Currency Revolving Commitment.

(d) As an accommodation to the Company, the Company may utilize the Bank’s business online banking software to request borrowings in lieu of telephonic or written Loan Requests as set forth above. In the event the Company utilizes the business online banking software to request a borrowing hereunder, any such request shall be deemed a certification by the Company that the conditions specified in Section 4.2 have been satisfied.

(e) Upon fulfillment of the conditions specified in Section 4.2, the Bank shall promptly deposit the amount of the requested Loan in the general deposit account of the Company maintained at the Bank.

(f) The Bank is authorized to make book entries evidencing the Loans, payments made on the Loans and the other payments made under this Agreement. The aggregate unpaid amount of all Loans and the interest due thereon, as evidenced by those entries and the Company’s Loan Requests, are presumptive evidence that those amounts are outstanding and unpaid to the Bank.

2.4. Payments; Continuation of Foreign Currency Revolving Loans; Reduction of Commitments.

(a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each Loan and each payment of interest thereon shall be paid in the currency in which such Loan was made. All payments by the Company hereunder shall be made to the Bank in immediately available funds not later than 12:00 noon (Milwaukee Wisconsin time) on the date specified herein to such office, branch, affiliate or correspondent bank of the Bank as it may from time to time specify to the Company. All payments received by the Bank after 12:00 noon (Milwaukee, Wisconsin time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall in each case continue to accrue.

(b) At any time that (i) the aggregate principal amount of Revolving Loans outstanding plus outstanding commercial paper issued by the Company exceeds the Revolving Commitment, or (ii) Foreign Currency Loans outstanding exceed the Foreign Currency Revolving Commitment, the Company shall immediately pay the amount of such excess, as applicable for each facility, in immediately available funds, together with interest accrued on the amount of the payment. The Bank shall apply such payments to the applicable facility in such order as the Bank shall determine in its sole discretion.

(c) The Bank will determine the Dollar Amount of (i) each Foreign Currency Revolving Loan as of the date three Business Days prior to the borrowing date thereof, or if applicable, date of continuation of such Loan, and (ii) all outstanding Foreign Currency Revolving Loans on and as of the last Business Day of each quarter and on any other Business Day elected by the Bank in its discretion. Each day upon or as of which the Bank determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Foreign Currency Revolving Loan for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Foreign Currency Revolving Loans (calculated as of the most recent Computation Date with respect to each such Loan) exceeds the Foreign Currency Revolving Commitment, the Company shall within ten (10) days after written notice from the Bank repay Foreign Currency Revolving Loans in an aggregate principal amount sufficient to eliminate any such excess.

(d) The Revolving Commitment shall be permanently reduced on an annual basis by an amount equal to $16,666,666.67 commencing May 23, 2013 and on May 23 of each year thereafter.

(e) At the end of any Interest Period for Foreign Currency Revolving Loans, the Company shall either (i) pay such Loan, or (ii) provide the Bank with written (or telephonic, if agreed to by the Bank) notice of the Company’s desire to continue such Loan and shall specify the requested date of the continuation (which shall be a Business Day), the principal amount of Loans to be continued and the Interest Period with respect thereto. Each such notice of continuation must be received by the Bank 12:00 Noon (Milwaukee, Wisconsin time) at least three (3) Business Days prior to the end of the applicable Interest Period.

                             (f) The Company may, upon two (2) Business Days’ prior written notice to the Bank permanently reduce the aggregate amount of any of the Commitments; provided that no such reduction shall reduce the amount of the applicable Commitment to an amount less than the aggregate unpaid principal balance of the Note for the applicable Loan on the effective date of such reduction. Each reduction in the applicable Commitment shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such minimum.

(g) Notwithstanding the foregoing provisions of this Section, if, after the making of any Foreign Currency Revolving Loan, currency control or exchange regulations are imposed in the country which issues euros with the result that the euro no longer exists or the Company is not able to make payment to the Bank in such currency, then all payments to be made by the Company hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Company take all risks of the imposition of any such currency control or exchange regulations.

2.5. Interest. From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay to the Bank all accrued and unpaid interest on the Revolving Loans on the applicable Interest Payment Date, commencing with the first Interest Payment Date following the date of the First Revolving Loan. From the date of the first Foreign Currency Revolving Loan and until all Foreign Currency Revolving Loans are paid in full, the Company shall pay to the Bank all accrued and unpaid interest on the Foreign Currency Revolving Loans on the applicable Interest Payment Date, commencing with the first Interest Payment Date following the date of the first Foreign Currency Revolving Loans. Prior to a Default, interest shall accrue on the aggregate unpaid principal amount of Revolving Loans from time to time outstanding at a rate per annum equal to the LIBOR Rate. Prior to a Default, interest shall accrue on the aggregate unpaid principal amount of Foreign Currency Revolving Loans from time to time outstanding at a rate per annum equal to the Euro Rate. All outstanding unpaid principal and accrued interest on the Loans shall be due and payable on the applicable Termination Date for the applicable Loans.

2.6. Interest After Default. After a Default, each of the Obligations shall bear interest at the rate of five percent (5%) per annum in excess of the applicable rates set forth herein. In no event shall the interest rate under the Notes exceed the highest rate permitted by law.

2.7. Computations; Payments. Interest shall be computed and adjusted daily based on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Agreement and the Notes is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest hereunder. The Bank may debit to the depository accounts maintained by the Company with the Bank all payments on the Obligations when due without prior notice to or consent of the Company.

2.8. Late Charge. In the event that any payment due under any of the Obligations is not received by the tenth (10th) day of the month, the Company shall pay to the Bank a late charge in the amount of five percent (5%) of such delinquent payment.

2.9. Prepayments. The Company may, at its option, prepay the Revolving Loans, in whole or in part without premium or penalty. Partial prepayments shall be in the principal amount of $1,000,000 or a multiple thereof, together with accrued interest to the date of prepayment on the amount prepaid.

2.10. Increased Costs. If Regulation D of the Board, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) shall subject the Bank to any tax, duty or other charge with respect to the Loans, this Agreement, or its obligation to make the Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of the Loans or its obligation to make the Loans (except for changes in the rate of tax on the overall net income of the Bank); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board, but excluding any reserve included in the determination of interest rates pursuant to this Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or

(c) shall affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank; or

(d) shall impose on the Bank any other condition affecting the Loans, this Agreement, or its obligation to make the Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) the Bank of making or maintaining any of the Loans, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, then within ten (10) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand and a calculation of the amount thereof in reasonable detail), the Company shall pay directly to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction. Determinations by the Bank for purposes of this section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining the Loans or sums receivable by it in respect of the Loans, and of the additional amounts required to compensate the Bank in respect thereof, shall be conclusive, absent manifest error. Notwithstanding the foregoing, the Company shall not be required to compensate the Bank pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Bank notifies the Company of any change giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that if any change in law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11 LIBOR Rate Not Ascertainable. If the Bank reasonably determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the London Interbank Eurodollar Market (a) adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or (b) if the Bank determines in good faith that the LIBOR Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding loans based on the LIBOR Rate, or that the maintenance or funding of such LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Loans; then so long as such circumstances shall continue, the Bank shall not be under any obligation to make or continue the Loans based on the LIBOR Rate, and on the first Business Day of the next calendar month, all such Loans shall bear interest at the Prime Rate.

2.12 No Obligation to Extend or Forbear. The Company acknowledges and agrees that the Bank (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Bank will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law, and (b) may at any time, in its sole and absolute discretion, exercise any rights and remedies the Bank may have under this Agreement, the Related Documents and applicable law. All Obligations shall be due in full on the applicable Termination Date without further demand.

2.13. Application of Payments. Prior to an Event of Default, all payments and prepayments (other than mandatory prepayments) hereunder shall be made to the Bank in immediately available funds and shall be applied first to unpaid costs and expenses due under this Agreement, then to accrued and unpaid interest and the remainder, if any, ratably against unpaid principal on the Loans in such order as the Bank shall determine in its sole discretion. Upon the occurrence and during the continuance of an Event of Default, all payments and prepayments applied by the Bank toward the payment of the Obligations then due, in such order and in such amounts as the Bank shall determine in its sole discretion.

SECTION 3 REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Bank as follows:

3.1. Organization; Powers. The Company and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its organization or formation, has all requisite power and authority to carry on its business as now conducted or proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2. Authorization; Enforceability. The Transactions are within the corporate powers of the Company and the Guarantors and have been duly authorized by all necessary corporate and, if required, equity holder action. This Agreement and each Related Document to which the Company or any Guarantor is a party has been duly executed and delivered by the Company and the Guarantors and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.

3.3. Governmental Approvals; No Conflicts.

(a) The execution, delivery and performance by the Company and the Guarantors, as applicable, of this Agreement and the Related Documents to which they are a party, and the borrowing of the Loans by the Company do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) information filings made in the ordinary course of business, which filings are not a condition to the Company’s or any Guarantor’s performance under this Agreement or the Related Documents to which they are a party, and (ii) such as have been obtained or made and are in full force and effect and not subject to any appeals period.

(b) The Transactions will not (i) violate the charter, bylaws or other organizational documents of the Company or any Guarantor, (ii) violate any applicable law or regulation or any order of any Governmental Authority, (iii) violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any Guarantor or their respective assets, or give rise to a right thereunder to require any payment be made by the Company or any Guarantor, and (iv) result in or require the creation or imposition of any Lien on any asset of the Company or any Guarantor.

3.4. Financial Condition; No Material Adverse Change.

(a) The Company has previously delivered to the Bank copies of (i) its Form 10-K for the fiscal year ended December 31, 2011, containing the audited consolidated balance sheet of the Company and its Subsidiaries and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ending December 31, 2011 (including with the applicable notes and schedules, the “Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of income, equity and cash flows for the fiscal year-to-date period ending March 31, 2012. All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal, year end audit adjustments).

(b) Since December 31, 2011, there has been no Material Adverse Change.

3.5. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary (a) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (b) that involve this Agreement, any Related Document or the Transactions.

3.6. Environmental Matters. The Company and its Subsidiaries (a) are in compliance with all applicable Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (c) are in compliance with all of the terms and conditions of any such permit, license or approval, except, in each case, such as could not reasonable be expected to have a Material Adverse Effect.

3.7. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

3.8. ERISA. Each of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code except for any such failure that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

3.9. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Bank in connection with the negotiation of, or delivered under, this Agreement or any Related Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading.

3.10. Subsidiaries. As of the date hereof, the Company has only the Subsidiaries set forth on Schedule 3.10. Schedule 3.10 sets forth with respect to each Subsidiary, the identity of each Person that owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person. The shares of each Subsidiary are duly authorized, validly issued, fully paid and non assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 6.1.

3.11. Use of Proceeds; Federal Reserve Requirements.

(a) The proceeds of the Loans will be used for general corporate purposes not inconsistent with the terms hereof, including liquidity support for the Company’s commercial paper program, provided that the outstanding principal amount of commercial paper issued by the Company shall not exceed at any one time the aggregate amount of $70,000,000.

(b) Neither the Company nor any Subsidiary is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan, Margin Stock will constitute less than twenty-five percent (25%) of the Company’s assets as determined in accordance with Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

SECTION 4 CONDITIONS PRECEDENT

4.1. Effectiveness. The obligations of the Bank to make the initial Loans hereunder are subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement. The Bank shall have received from the Company a counterpart of this Agreement duly executed on behalf of the Company.

(b) Notes. The Bank shall have received the Notes duly executed on behalf of the Company and payable to the order of the Bank.

(c) Organizational Documents. The Bank shall have received such documents and certificates as the Bank or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Company and the Guarantors (including (x) articles of incorporation of the Company and the Guarantors, certified as of a recent date by the Secretary of State (or comparable official) of the jurisdiction of its incorporation, and (y) certificates of good standing (or comparable certificates) for the Company and the Guarantors, certified as of a recent date by the Secretaries of State (or comparable official) of the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign this Agreement and the Related Documents, including therein a specimen signature of such officer or officers, and (iv) any other legal matters relating to the Company, the Guarantors, this Agreement, the Related Documents or the Transactions, all in form and substance satisfactory to the Bank and its counsel.

(d) Officer’s Certificate. The Bank shall have received a certificate, in form and substance satisfactory to the Bank, dated on or prior to the Effective Date and signed by the chief executive officer or chief financial officer of the Company (or other Financial Officer acceptable to the Bank), confirming (i) the representations and warranties of the Company set forth in this Agreement and the Related Documents are true and correct and (ii) no Default or Event of Default exists.

(e) Material Adverse Change. The Bank shall have received a certificate of a Financial Officer, in form and substance satisfactory to the Bank, dated the Effective Date, to the effect that since December 31, 2011, no Material Adverse Change has occurred.

(f) Other Documents. The Bank shall have received such other documents has the Bank or its counsel may have reasonably requested.

4.2. Subsequent Obligations. The obligations of the Bank to make any Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement and the Related Documents shall be true and correct on and as of the date of such Loan, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(b) At the time of and immediately after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing.

(c) The Bank shall have received a Loan Request and such other documentation and assurances as shall be reasonably required by it in connection herewith.

(d) Such Loan shall not be prohibited by any applicable law, rule or regulation.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.2.

SECTION 5 AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under this Agreement and the Related Documents shall have been paid in full, the Company covenants and agrees with the Bank that:

5.1. Financial Statements and Other Information. The Company will furnish to the Bank:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year, (i) a copy of the Company’s Annual Report on Form 10-K in respect of such fiscal year required to be filed by the Company with the SEC, together with the financial statements attached thereto, and (ii) the Company’s audited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Company’s independent certified public accounting firm acceptable to the Bank (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied during such fiscal year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year (120 days with respect to the last fiscal quarter of the fiscal year), (i) a copy of the Company’s Quarterly Report on Form 10-Q (other than with respect to the last fiscal quarter of the fiscal year), together with the financial statements attached thereto, and (ii) the Company’s unaudited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) the previous fiscal year and together with the budgeted figures for such date and period, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) within forty-five (45) days after the end of each fiscal quarter of each fiscal year (120 days with respect to the last fiscal quarter of the fiscal year), a Compliance Certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Bank) as to (i) the Company’s compliance, as of such fiscal quarter ending date, with Section 6.7, (ii) the absence of any Default or Event of Default as of such fiscal quarter ending date and the date of such certificate (or if a Default or Event of Default existed or exists, the nature thereof), and (iii) a calculation of the ratio of Consolidated Senior Funded Indebtedness to Consolidated EBITDA for purposes of calculating the Applicable Margin;

(d) within forty-five (45) days after the end of each fiscal quarter of each fiscal year, a commercial paper back-up certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Bank), in form and substance acceptable to the Bank; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement and the Relate Documents, as the Bank may reasonably request.

5.2. Notices of Material Events. The Company will furnish the following to the Bank:

(a) prompt written notice of the occurrence of any Default or Event of Default, specifying the nature thereof and any action taken or proposed to be taken with respect thereto;

(b) prompt written notice of any citation, summons, subpoena, order, notice, claim or proceeding received by, or brought against, the Company or any of its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) prompt written notice of any Material Adverse Change;

(d) prompt written notice of any Change in Control or of any change in the positions of the chief executive officer, chief financial officer or chief accounting officer; and

(e) promptly upon becoming available, copies of all regular, periodic or special reports, schedule and other material which the Company or any of its Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof.

Each notice delivered under Section 5.2(a) or (b) shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3. Legal Existence. The Company shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect, and shall cause each of the Subsidiaries to maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect.

5.4. Taxes. The Company shall pay and discharge when due, and cause each of the Subsidiaries to pay and discharge when due, all Taxes imposed upon it or its property, which if unpaid could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or become a Lien on the property of the Company or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside in accordance with GAAP.

5.6. Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business. The Company will furnish to the Bank upon request full information as to the insurance carried.

5.7. Condition of Property. The Company shall at all times maintain, protect and keep, and shall cause each of its Subsidiaries to at all time maintain, protect and keep, in good repair, working order and condition (ordinary wear and tear excepted) all material property necessary for the operation of the Company’s or such Subsidiary’s, as the case may be, business.

5.8. Observance of Legal Requirements. The Company shall observe and comply in all material respects, and shall cause each of its Subsidiaries to observe and comply in all material respects, with all laws, regulations and orders of any Governmental Authority which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9. Inspection. The Company shall keep proper books of record and account in conformity with GAAP and all requirements of law. The Company shall permit representatives of the Bank to visit its offices, to inspect any of its property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may be desired, and to discuss the business, operations, prospects, property and financial condition of the Company and its Subsidiaries with the officers thereof and the Company’s independent certified public accountants.

SECTION 6 NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under this Agreement and the Related Documents shall have been paid in full, the Company covenants and agrees with the Bank that:

6.1. Liens. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except (a) Liens now existing or hereafter arising in favor of the Bank; (b) Permitted Liens; and (c) Liens existing on the date hereof and described in Schedule 6.1, provided that the Indebtedness secured thereby shall not be renewed, extended or increased.

6.2. Indebtedness. The Company shall not, and shall not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except (a) the Loans; (b) Indebtedness existing on the date hereof and described in Schedule 6.2, including any renewals and extensions thereof, provided that any such renewal or extension does not increase the principal amount thereof; (c) Indebtedness arising under Rate Management Transactions; (d) current accounts payable arising in the ordinary course of business which are not more than ninety (90) days overdue, unless being contested in good faith and with due diligence; (e) Indebtedness of any Subsidiary to the Company or to another Subsidiary; (f) Capital Lease Obligations not to exceed at any time $10,000,000 in aggregate principal amount; (g) other unsecured Indebtedness not to exceed at any time $15,000,000 in an aggregate principal amount; and (h) principal amounts of commercial paper issued by the Company.

6.3. Guaranties. Guaranty or otherwise in any way become or be responsible for obligations of any other Person, directly or indirectly, whether by an agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution advanced or loaned) for the purpose of paying or discharging the indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments by the Company or a Subsidiary for deposit or collection or similar transactions in the ordinary course of business.

6.4. Merger; Consolidation. The Company shall not, and shall not permit any Subsidiary to, consolidate with or merge into any other Person, other than (i) a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Company or another Subsidiary, and (ii) a merger of another Person into, or a consolidation of another Person with, the Company, provided that the Company is the surviving corporation and the aggregate consideration paid by the Company in connection with such transaction does not exceed $20,000,000.

6.5. Sale of Assets. The Company shall not, and shall not permit any Subsidiary to, lease, sell or otherwise dispose of its property to any other Person, except (a) sales of inventory in the ordinary course of business, and (b) leases, sales or other dispositions of property that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a material portion of the property of the Company and its Subsidiaries.

6.6. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less materially favorable to the Company or such Subsidiary, as the case may be, than could be obtained on an arms length basis from unrelated third parties.

6.7. Financial Covenant. The Company shall not permit the ratio, determined as of the end of each of its fiscal quarters commencing June 30, 2012, of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA for the then most-recently ended four (4) fiscal quarters to be greater than (i) 2.50:1:00 for the four (4) fiscal quarters ending June 30 and September 30, 2012, (ii) 2.25:1.00 for the four (4) fiscal quarters ending December 31, 2012, March 31, June 30 and September 30, 2013, and (iii) 2.00:1.00 for the four (4) fiscal quarters ending December 31, 2013 and each four (4) fiscal quarters thereafter.

6.8. Fiscal Year. The Company shall not change its fiscal year.

SECTION 7 DEFAULT AND REMEDIES

7.1. Events of Default Defined. Any one or more of the following shall constitute an “Event of Default”:

(a) the Company shall fail to pay any interest on any Loan or principal of any Loan when the same shall become due and payable;

(b) the Company shall fail to pay any fee, commission or other amount payable under this Agreement or any Related Document when the same shall become due and payable and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any Related Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Related Document or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to perform or observe any covenant, condition or agreement contained in this Agreement or any Related Document to which it is a party;

(e) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect to any material Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period;

(f) any event or condition occurs that results in any material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any material Indebtedness or any trustee or agent on its or their behalf to cause such material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period);

(g) the Company or any Subsidiary shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of forty-five (45) days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for forty-five (45) days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company or any Subsidiary;

(h) an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Company or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any Subsidiary of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation (other than, in the case of a Subsidiary, voluntary liquidation, not under any bankruptcy, insolvency or similar law) of the affairs of the Company or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of forty-five (45) days;

(i) one or more judgments or decrees against the Company or any of its Subsidiaries or any combination thereof aggregating in excess of $10,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles, and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least thirty (30) consecutive days;

(j) this Agreement or any Related Document shall cease, for any reason, to be in full force and effect of the Company or any Guarantor shall so assert in writing or shall disavow any of its obligations hereunder or thereunder;

(k) an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(l) The occurrence of any “default”, as defined in any Related Document (other than this Agreement) or the breach of any of the terms or provisions of any Related Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(m) and authorization of approval or other action by any Governmental Authority required for the execution, delivery or performance of this Agreement or any Related Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect; or

(n) a Change in Control shall occur.

7.2. Remedies Upon Event of Default. Upon the occurrence and continuance of an Event of Default:

(a) specified in clauses (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Bank, all of which are hereby waived: (i) the Commitments and the obligations of the Bank to make or incur any Obligations shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;

(b) specified in any clause of Section 7.1 other than (g) or (h), the Bank may, without presentment, notice, demand or action of any kind, all of which are hereby waived: (i) immediately terminate the Bank’s obligation to make or incur any Obligations, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable;

(c) the Company shall immediately deposit with the Bank an amount equal to the undrawn face amount of all outstanding letters of credit, if any, issued by the Bank to pay all amounts which may thereafter be drawn under such letters of credit;

(d) the Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed the Company by the Bank all or any part of the Company’s obligations hereunder. The Company hereby grants to the Bank a security interest in and Lien on any such credit balance or other money; and

(e) the Bank shall have all of the rights and remedies provided to the Bank by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. In addition to and not in lieu of any other right or remedy the Bank might have, the Bank at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with and the Company shall reimburse the Bank upon demand for any cost or expense which the Bank may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Notes following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Bank in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.

SECTION 8 MISCELLANEOUS

8.1. Right of Set-off. If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Company against any of and all the Obligations of the Company now or hereafter existing under this Agreement and the Related Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such obligations may be unmatured. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.

8.2. Expenses; Indemnity.

(a) The Company shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation and administration of this Agreement and each Related Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of any letter of credit or any demand for payment hereunder or thereunder, and (iii) all reasonable out-of-pocket costs and expenses incurred by the Bank, including the reasonable fees, charges and disbursements of any counsel for the Bank and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with this Agreement and the Related Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Company shall indemnify the Bank and its Affiliates, directors, officers, employees, agents and advisors and their respective Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and any Related Document or any agreement or instrument contemplated thereby, the performance by the parties to this Agreement or the Related Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any environmental liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, this Agreement or any Related Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

8.3. Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company’s rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Bank. The Bank may at any time without the consent of the Company sell, assign or transfer, in whole or in part, to one or more banks or other entities other than any competitor of the Company (“Participants”) interests in any Note held by the Bank or any other interest of the Bank in the Obligations. The Company authorizes the Bank to disclose to any Participant or prospective Participant any and all financial information in the Bank’s possession concerning the Company and its Affiliates which has been delivered to the Bank by or on behalf of the Company. The Company agrees that upon the occurrence of any Event of Default each Participant shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement.

8.4. Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.

8.5. Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of Wisconsin. The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.

8.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.7. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.8. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

If to the Company:	Badger Meter, Inc.
4545 W. Brown Deer Road
Milwaukee, Wisconsin 53223-2413
Attention: Richard E. Johnson
Facsimile: (262) 371-5956

If to the Bank:	BMO Harris Bank N.A.
770 North Water Street
Milwaukee, Wisconsin 53202
Attention: David C. Doran
Facsimile: (414) 765-7670

8.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.10. Further Assurances. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Bank may at any time request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Bank its rights, powers and remedies hereunder.

8.11. Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

8.12. Submission to Jurisdiction. The Bank may enforce any claim arising out of this Agreement or the Related Documents in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, the Company hereby irrevocably submits to the jurisdiction of such courts. The Company irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Company and agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Bank to serve process in any other manner permitted by law or preclude the Bank from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

8.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO (A) THIS AGREEMENT OR ANY RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, (B) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR AND ANY RELATED DOCUMENT, OR (C) ANY ACT, CONDUCT OR OMISSION IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATIONSHIP CREATED THEREBY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.14. USA Patriot Act; Office of Foreign Assets Control. The Bank hereby notifies the Company and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each of its Subsidiaries, which information includes the name and address of the Company and each of its Subsidiaries and other information that will allow the Bank to identify the Company and each of its Subsidiaries in accordance with the Patriot Act and the Company agrees to provide such information. In addition, and without limiting the foregoing sentence, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Obligations to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BADGER METER, INC.

By:	/s/ Richard A. Meeusen
Name:	Richard A. Meeusen
Title:	Chairman, President & CEO

By:	/s/ Richard E. Johnson
Name:	Richard E. Johnson
Title:	Sr. VP-Finance, CFO & Treasurer

BMO HARRIS BANK N.A.

By:	/s/ David C. Doran
Name:	David C. Doran
Title:	Senior Vice President

By:	/s/ Cassie Bisgrove
Name:	Cassie Bisgrove
Title:	Assistant Vice President

EXHIBIT A

Form of Revolving Note

REVOLVING NOTE

U.S. $120,000,000.00	May 23, 2012

FOR VALUE RECEIVED, the undersigned, BADGER METER, INC., a Wisconsin corporation (the “Company”), hereby promises to pay to BMO HARRIS BANK N.A. (the “Bank”) or its assigns, on the Termination Date for Revolving Loans under the Credit Agreement hereinafter defined, at the principal office of the Bank in Milwaukee, Wisconsin (or such other location as the Bank may designate to the Company), in immediately available funds, the principal sum of One Hundred Twenty Million Dollars ($120,000.000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Company pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Revolving Credit Note referred to in the Credit Agreement dated as of May 23, 2012, by and between the Company and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

Signature Page to Revolving Note

BADGER METER, INC.

By	/s/ Richard A. Meeusen
Name: Richard A. Meeusen
Title: Chairman, President & CEO

By	/s/ Richard E. Johnson
Name: Richard E. Johnson
Title: Sr. Vice President, CFO & Treasurer

EXHIBIT B

Form of Foreign Currency Revolving Note

FOREIGN CURRENCY REVOLVING NOTE

U.S. $5,000,000.00	May 23, 2012

FOR VALUE RECEIVED, the undersigned, BADGER METER, INC., a Wisconsin corporation (the “Company”), hereby promises to pay to BMO HARRIS BANK N.A. (the “Bank”) or its assigns, on the Termination Date for Foreign Currency Revolving Loans under the Credit Agreement hereinafter defined, at the principal office of the Bank in Milwaukee, Wisconsin (or such other location as the Bank may designate to the Company), in immediately available funds, the principal sum of Five Million Dollars ($5,000.000.00) or, if less, the aggregate unpaid principal amount of all Foreign Currency Revolving Loans made by the Bank to the Company pursuant to the Credit Agreement, together with interest on the principal amount of each Foreign Currency Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Foreign Currency Revolving Credit Note referred to in the Credit Agreement dated as of May 23, 2012, by and between the Company and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

Signature Page to Foreign Currency Revolving Note

BADGER METER, INC.

By	/s/ Richard A. Meeusen
Name: Richard A. Meeusen
Title: Chairman, President & CEO

By	/s/ Richard E. Johnson
Name: Richard E. Johnson
Title: Sr. Vice President, CFO & Treasurer

EXHIBIT C

Form of Guaranty

GUARANTY

(Subsidiary)

THIS GUARANTY (this “Guaranty”), dated as of May 23, 2012, is made by the undersigned guarantor (the “Guarantor”), in favor of BMO HARRIS BANK N.A. (the “Bank”).

R E C I T A L S:

Reference is hereby made to the Credit Agreement, dated as of May 23, 2012 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and between Badger Meter, Inc., a Wisconsin corporation (the “Company”), and the Bank. Terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Credit Agreement.

The Bank has agreed to make Loans to the Company, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The obligations of the Bank to make Loans are conditioned on, among other things, the execution and delivery by the Guarantor of an agreement in the form hereof.

The Guarantor, by its signature below, represents and warrants that it shall derive benefits from the extensions of credit to the Company under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees in favor of the Bank as follows:

1. Certain Definitions; Terms. References to this “Guaranty” shall be to this Guaranty as amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Guaranty. References herein to a “guarantor” shall include the Guarantor hereunder and any other Person that is a guarantor of any or all of the Obligations and references to a “guaranty” shall include this Guaranty and any other guaranty of any or all of the Obligations by any other Person.

2. Guarantee.

(a) The Guarantor hereby unconditionally, absolutely, and irrevocably guarantees to the Bank, as a primary obligor and not merely as a surety, the due and punctual payment and performance in full of the Obligations, in each case strictly in accordance with the terms thereof. In furtherance of the foregoing and not in limitation of any other right that the Bank may have at law or in equity against the Guarantor by virtue hereof, the Guarantor agrees that upon failure of the Company to pay any Obligations when and as the same shall become due, whether at maturity, by acceleration, on one or more dates on which prepayment or repayment is required, or otherwise, the Guarantor will, without any demand or notice whatsoever, forthwith pay or cause to be paid to the Bank, in cash in immediately available funds, an amount equal to the unpaid amount of such Obligations. The Guarantor further agrees that the Obligations guaranteed by it hereunder may be increased in amount, extended or renewed, or otherwise amended or modified in any respect, including as to principal, scheduled repayment, prepayment, interest, fees, indemnification, compensation, and in any other respect whatsoever, in whole or in part, without notice or further assent from it, and that it will remain bound upon this guarantee in respect of such Obligations as so increased, extended, renewed, amended or modified. Payments by the Guarantor hereunder may be required on any number of occasions.

(b) The Guarantor waives presentment or presentation to, demand for payment from and protest to the Company or any other guarantor, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment, and notice of the existence, creation or incurrence of new or additional Obligations. The obligations of the Guarantor hereunder shall not be affected by (i) the failure of the Bank to assert any claim or demand or to enforce any right or remedy against the Company or any other guarantor or any other Person under the provisions of the Credit Agreement or any Related Document or any other agreement or otherwise, (ii) any rescission, waiver, forbearance, compromise, acceleration, amendment or modification of, or any release of any party from any of the terms or provisions of this Guaranty, the Credit Agreement, any other Related Document, any Obligation or any other guarantee or any security interest in respect of the Obligations (including, without limitation, in respect of the Company or any other guarantor), (iii) any lack of validity or enforceability of the Credit Agreement or any of the Related Documents, (iv) any change in respect of the Company or any other guarantor, including, without limitation, as a result of any sale of assets, merger, consolidation, dissolution, liquidation, recapitalization, or other change of legal form or status, whether or not permitted under the Credit Agreement or the Related Documents, (v) the release, exchange, waiver or foreclosure of any security held by the Bank for any Obligations or the invalidity of the guarantee hereunder or the invalidity or nonperfection of any security interest securing the Obligations or the guarantee hereunder, or any other defect of any kind pertaining to any Obligations or any guarantee or collateral security in respect thereof, (vi) the failure of the Bank to exercise any right or remedy in respect of any collateral security for any Obligations or against the Company or any other guarantor, (vii) the release or substitution of the Company or any guarantor or (viii) any other circumstance that might otherwise, but for this specific agreement of the Guarantor to the contrary, result in a discharge of or the exoneration of the Guarantor hereunder, at law or in equity, it being the intent of the parties hereto that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

(c) The Guarantor agrees that this guarantee constitutes a guarantee of performance and of payment when due and not just of collection, that it is a primary obligation of the Guarantor, and that the Guarantor waives any right to require that any resort be had by the Bank to any security held for this guarantee or for payment of any Obligations, or to any balance of any deposit, account, or credit on the books of the Bank in favor of the Company or any other guarantor, or to any other Person or property. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law that would otherwise prevent the Bank from bringing any action, including any claim for a deficiency, or exercising any right or remedy (including any right of set-off) against the Guarantor before or after the commencement or completion of any foreclosure action or sale of collateral, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law that in any other way would otherwise require any election of remedies by the Bank.

(d) No demand hereunder or enforcement hereof against the Guarantor shall require any demand or enforcement against the Company or any other guarantor.

(e) The solicitation of, or the delivery by the Guarantor of, any confirmation or reaffirmation of this guarantee under any circumstance shall not give rise to any inference as to the continued effectiveness of this guarantee in any other circumstance in which the confirmation or reaffirmation hereof has not been solicited or has not been delivered (whether or not solicited), and the obligations of the Guarantor hereunder shall continue in effect as herein provided notwithstanding any solicitation or delivery of any confirmation or reaffirmation hereof, or failure to solicit or to deliver (whether or not solicited) any such confirmation or reaffirmation, under any circumstances.

3. No Impairment of Guarantee.

(a) The obligations of the Guarantor hereunder shall remain absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations or of this guarantee (or any portion or provision thereof or hereof) or otherwise. Without limiting the generality of the foregoing, the Guarantor specifically agrees that it shall not be discharged or exonerated, nor shall its obligations hereunder be limited or otherwise affected by the failure of the Bank to exercise any right, remedy, power, or privilege or to assert any claim or demand or to enforce any remedy under the Credit Agreement or any Related Document or applicable law, including, without limitation, any failure by the Bank to set-off or release in whole or in part any balance of any deposit account or credit on its books in favor of the Company or any other guarantor, or by any waiver, consent, extension, indulgence, modification, or other action or inaction in respect of any thereof, or by any default, failure or delay, willful or otherwise, in the performance of any Obligations, or by any change in the composition of the Bank, or by any other act or thing or omission or delay to do any other act or thing, by any Person, that might in any manner or to any extent vary the risk of the Guarantor or that might but for the specific provisions hereof to the contrary otherwise operate as a discharge or exoneration of the Guarantor, unless and until the Obligations are fully, finally and indefeasibly paid in cash.

(b) The Guarantor agrees that this is an absolute and unconditional guarantee of payment and performance and no invalidity, illegality, irregularity, unenforceability, voidability, avoidance, in a bankruptcy of the Company or any other guarantor or otherwise, of any of their contractual obligations or other subordination of all or any part of the Obligations, or of any security therefor, guarantee thereof, or right of offset with respect thereto, or of this guarantee, or of any part of the Credit Agreement or any of the other Related Documents or any other document or agreement in connection with any thereof, nor any regulation, order or ruling, or judicial or administrative directive of any kind, nor any election, in any proceeding instituted under the U.S. Bankruptcy Code, or any bankruptcy or insolvency statute of any jurisdiction, domestic or foreign, or the application of any provision of the U.S. Bankruptcy Code, or any similar provision of the laws of any other jurisdiction, nor any borrowing or grant of a security interest by the Company or any other guarantor, as debtor in possession, under Section 364 of the U.S. Bankruptcy Code, or similar provision of any other statute whether domestic or foreign, nor the disallowance, under Section 502 of the U.S. Bankruptcy Code, or similar provision of any other statute whether domestic or foreign, of all or any portion of the Bank’s claims for payment of the Obligations, nor any change in the name, identity or structure of any obligor in respect of any of the Obligations, nor any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, or any defense which the Company or any other guarantor could assert on the Obligations (including, without limitation, failure of consideration, breach of warranty, fraud, payment, accord and satisfaction, strict foreclosure, statute of frauds, bankruptcy, statute of limitations, lender liability and usury) shall impair, be a defense to, or otherwise affect, this Guaranty.

4. Security; Waiver. The Guarantor agrees that the Bank may (i) take and hold security for the payment of this guarantee and/or the Obligations and exchange, enforce, waive and release or fail to perfect any such security, (ii) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine, and (iii) release or substitute any one or more endorsees, other guarantors or other obligors or any collateral. The Bank may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, or exercise any other right or remedy available to it against the Company or the Guarantor, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent that the Obligations have been fully, finally and indefeasibly paid in cash. The Guarantor waives any defense arising out of any such election even though such election operates to impair, reduce or extinguish any right of reimbursement, contribution or subrogation or other right or remedy of the Guarantor against the Company or any other guarantor, as the case may be, or any security.

5. Continuation and Reinstatement, etc. The Guarantor agrees that the guarantee hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time a payment, or any part thereof, in respect of any Obligation is rescinded or must otherwise be restored by the Bank upon the bankruptcy or reorganization of the Company or any other guarantor, or otherwise.

6. Subordination. The payment of any amounts due with respect to any indebtedness of the Company or any other guarantor now or hereafter owed to the Guarantor (whether voluntary or involuntary, absolute or contingent, liquidated or unliquidated, determined or undetermined and including, without limitation, any such indebtedness arising by way of subrogation, reimbursement, restitution, indemnification, contribution or otherwise in respect of performance by the Guarantor hereunder) is hereby subordinated to the prior full, final, and indefeasible payment in cash of all Obligations. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Bank and be paid over to the Bank on account of and to be applied against the Obligations, without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

7. Remedies. The Guarantor agrees that, as between the Guarantor and the Bank, the Obligations of the Company under the Credit Agreement may be declared to be forthwith due and payable as provided in Section 7 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in Sections 7.1(g) and (h) of said Section 7) for purposes of the guarantee hereunder notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantor for purposes hereof. The Guarantor agrees to pay all reasonable attorneys’ expenses and all other fees and expenses which may be incurred by the Bank in the enforcement of this Guaranty.

8. Continuing Guarantee. The guarantee hereunder is a continuing guarantee, and shall apply to all Obligations whenever arising.

9. General Limitation on Guarantee. Any term or provision of this Guaranty to the contrary notwithstanding, the maximum aggregate amount for which the Guarantor shall be liable under Section 2(a) hereof shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guaranty voidable, void, invalid or unenforceable under Section 548 of the U.S. Bankruptcy Code or any comparable provision of any statute or other applicable law whether domestic or foreign relating to fraudulent conveyance or fraudulent transfer (taking into account the principles of subrogation and contribution).

10. Other Guarantors. This Guaranty shall remain the unconditional, absolute, and irrevocable obligation of the Guarantor regardless of whether any other Person (i) becomes obligated as a guarantor in respect of the Obligations (whether or not the Credit Agreement requires that such Person be or become a guarantor) or (ii) fails to become or ceases to be a party hereto or otherwise fails to become or ceases to be a guarantor of the Obligations (whether or not the Credit Agreement requires that such Person be or become a guarantor). One or more actions or proceedings may be brought against the Guarantor to enforce this Guaranty regardless of whether any action or proceeding is brought against the Company or any other guarantor at any time.

11. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the financial condition, assets and operations of the Company and the other guarantors, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that Bank does not have nor will have any duty to advise the Guarantor of information regarding such circumstances or risks.

12. Covenants. The Guarantor hereby agrees to comply with each provision of the Credit Agreement and the other Related Documents applicable to it. The Guarantor will pay dividends or make distributions as permitted in the Credit Agreement to the Company to the extent of funds legally available therefor, in sufficient amounts and at sufficient times to enable the Company to have sufficient earnings and funds to satisfy its obligations under the Credit Agreement and the Related Documents.

13. Representation and Warranties. The Guarantor represents and warrants that all representations and warranties relating to it in the Credit Agreement and in the other Loan Documents are true and correct.

14. Amendment; Waiver. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances. No waiver by the Bank of any breach or default of or by the Guarantor under this Guaranty shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

15. Survival; Severability.

(a) All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty, the Credit Agreement or any other Related Document (i) shall be considered to have been relied upon by the Bank and shall survive the making by the Bank of the Loans, regardless of any investigation made by the Bank or on its behalf, and (ii) shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid, whether or not then due and payable.

(b) Any provision of this Guaranty that is illegal, invalid or unenforceable in any jurisdiction whether domestic or foreign shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provisions in any other jurisdiction. The Guarantor agrees to negotiate in good faith with the Bank to replace any illegal, invalid or unenforceable provision of this Guaranty with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Guaranty, or to otherwise amend this Guaranty to achieve such result.

16. Successors and Assigns. Whenever in this Guaranty any Person is referred to, such reference shall be deemed to include the successors and permitted assigns of such Person; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guaranty shall bind and inure to the benefit of Person to and their respective successors and assigns. The Guarantor may not assign or transfer any of its rights or obligations hereunder (and any such attempted assignment not so expressly contemplated shall be void).

17. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

18. Headings; Interpretation. The Section headings in this Guaranty are for convenience only and shall not affect the construction hereof.

19. Notices. Notices, consents and other communications provided for herein shall (except as otherwise expressly permitted herein) be in writing and given as provided in the Credit Agreement, except that the address of the Guarantor for purposes hereof is set forth next to its signature below.

20. Counterparts. This Guaranty may be executed in separate counterparts and by different parties hereto on different counterparts (a telecopy or other electronic transmission of any executed counterpart having the same effect as manual delivery thereof), each of which shall constitute an original, whether signed by one or more parties, but all of which, when taken together, shall constitute but one agreement.

21. Right of Setoff. The Guarantor hereby agrees that if an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Bank to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Bank shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank.

22. Jurisdiction. The Bank may enforce any claim arising out of this Guaranty in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, the Guarantor hereby irrevocably submits to the jurisdiction of such courts. The Guarantor irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Guarantor and agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Bank to serve process in any other manner permitted by law or preclude the Bank from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

23. WAIVER OF JURY TRIAL. THE GUARANTOR AND, BY ACCEPTANCE HEREOF, THE BANK HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND MAKE LOANS THEREUNDER BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the day and year first above written.

Address of Guarantor for notice:	GUARANTOR:

[ address ]	[ ]

Attn:
Tel:	By:	/s/ Richard A. Meeusen
Fax:	Name:	Richard A. Meeusen
	Title:	Chairman, President & CEO

EXHIBIT D

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date:                     , 20

This certificate (“Certificate”) is given by                     , a Financial Officer of Badger Meter, Inc. (the “Company”), pursuant to Section 5.1(c) of that certain Credit Agreement dated as of May     , 2012, by and between the Company and BMO Harris Bank N.A. (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Credit Agreement.

The undersigned Financial Officer hereby certifies to the Bank as follows:

(a) the financial statements delivered together with this Certificate pursuant to Section 5.1(a) and/or 5.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of the Company and its Subsidiaries as of the dates and for the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have conducted, or caused to be conducted under my supervision, a review in reasonable detail of the activities and conditions of the Company and its Subsidiaries during the period covered by such financial statements;

(c) I have no knowledge of the existence of any Default or an Event of Default, except as specified in Schedule 1 hereto (which, if applicable, includes a description of the nature and period of existence of such Default or an Event of Default and what actions the Company is undertaking and proposes to take with respect thereto);

(d) the Company is in compliance with the financial covenants contained in Section 6.7 of the Credit Agreement, as demonstrated by the calculation of such financial covenant attached hereto, except as otherwise expressly indicated herein; and

(e) the Consolidated Senior Funded Indebtedness to Consolidated EBITDA Ratio for the period covered by this certificate, as demonstrated by the calculations attached hereto, is              to 1.0. As a result of the foregoing, tier level              of the pricing table, duplicated below, is the applicable tier level for purposes of determining the Applicable Margin.

Tier	Consolidated Senior Funded Indebtedness to Consolidated EBITDA Ratio	Applicable Margin for Revolving Loans, and Foreign Currency Revolving Loans
I	< 1.0 to 1.0	1.125%
II	≥ 1.0 to 1 but < 2.0 to 1.0	1.350%
III	≥ 2.0 to 1.0	1.500%

IN WITNESS WHEREOF, the undersigned Financial Officer has executed and delivered this certificate this      day of             , 20    .

BADGER METER, INC.

By:
Name:
Title:

CONSOLIDATED FUNDED INDEBTEDNESS TO

CONSOLIDATED EBITDA RATIO

(Section 6.7)

Consolidated Funded Indebtedness to Consolidated EBITDA Ratio for the applicable period being measured pursuant to the terms of the Credit Agreement (the “Measurement Period”) is defined as follows:

Consolidated Funded Indebtedness:	$

Consolidated EBITDA:	$

Defined as Consolidated Net Income, plus to the extent deducted in determining Consolidated Net Income, (i) current and deferred income taxes, plus (ii) Consolidated Interest Expense, plus depreciation, plus (iii) amortization, all as calculated in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis

Minimum Consolidated Funded Indebtedness to Consolidated EBITDA for the Measurement Period		to 1.0

Consolidated Funded Indebtedness to Consolidated EBITDA for the Measurement Period		to 1.0

In Compliance		Yes/No

CONSOLIDATED SENIOR FUNDED INDEBTEDNESS

TO CONSOLIDATED EBITDA RATIO

(Applicable Margin)

Consolidated Senior Funded Indebtedness to Consolidated EBITDA Ratio for the applicable period being measured pursuant to the terms of the Credit Agreement (the “Measurement Period”) is defined as follows:

Consolidated Senior Funded Indebtedness:	$

Consolidated EBITDA:	$

Defined as Consolidated Net Income, plus to the extent deducted in determining Consolidated Net Income, (i) current and deferred income taxes, plus (ii) Consolidated Interest Expense, plus depreciation, plus (iii) amortization, all as calculated in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis

Consolidated Senior Funded Indebtedness to Consolidated EBITDA for the Measurement Period		to 1.0

Applicable Margin:		Tier

Schedule 1 to

Compliance Certificate

Existing Defaults or Events of Default

[To be completed by the Company, if applicable]

SCHEDULE 3.10

Subsidiaries

Badger Meter de las Americas, SA de CV

Badger Meter Canada, Inc.

Badger Meter Czech Republic SRO

(a subsidiary of Badger Meter International, Inc.)

Badger Meter Europe, GmbH

Badger Meter International, Inc.

(an international holding company of Badger Meter, Inc.)

Badger Meter de Mexico, SA de CV

Badger Meter Slovakia SRO

(a subsidiary of Badger Meter Europe, GmbH)

Premier Control Technologies, Ltd.

(a subsidiary of Racine Federated, Inc.)

Racine Federated, Inc.

Remag AG

(a subsidiary of Badger Meter International, Inc.)

SCHEDULE 6.1

Liens

[to be completed by the Company]

None

SCHEDULE 6.2

Indebtedness

[to be completed by the Company]

JPMorgan Chase Bank, N.A., letter of credit USD $1,192,392

JPMorgan Chase Bank, N.A., line of credit EUR 4,000,000.00

Commerz Bank, line of credit EUR 500,000.00

UniCredit Bank, line of credit EUR 1,700,000.00